Exhibit 99.1

(1)	Apollo SPAC Fund I, L.P. (“SPAC Fund I”) holds securities of the Issuer. Apollo SPAC Management I, L.P. (“SPAC Management I”) serves as the investment manager for SPAC Fund I. The general partner of SPAC Management I is Apollo SPAC Management I GP, LLC (“SPAC Management I GP”).

Apollo Capital Management, L.P. (“Capital Management”) serves as the sole member of SPAC Management I GP. Apollo Capital Management GP, LLC (“Capital Management GP”) serves as the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings.

SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP, and Messrs. Scott Kleinman, James Zelter, and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaims beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The principal office of SPAC Fund I is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of SPAC Management I, SPAC Management I GP, Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

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